Exhibit 99.1
Press Release

Ikanos Communications Announces Completion of Rights Offering

Fremont, CA – February 6, 2015 – Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the connected home, today announced that it has completed its previously announced common stock rights offering. The Company raised approximately $12.4 million, before expenses, through stockholder subscriptions for 30,225,948 shares of common stock at a price of $0.41 per share. The gross proceeds and number of shares sold include approximately 160,500 shares that remain subject to notice of guaranteed delivery.

Of the total number of shares sold, an aggregate of 27,848,340 shares will be issued to either a group of investors affiliated with Tallwood Venture Capital, the Company’s largest stockholder, or the Company’s executive officers and directors, all of whom exercised their subscription rights in the rights offering.

The shares of the Company’s common stock sold in the rights offering will be issued to stockholders as promptly as practicable. The rights offering was made pursuant to a Registration Statement on Form S-1 that was filed with the Securities and Exchange Commission (“SEC”) and was declared effective by the SEC on November 26, 2014, and by means of the prospectus that was filed with the SEC on December 1, 2014. Questions regarding the rights offering may be directed to the information agent, D.F. King & Co., Inc., a division of American Stock Transfer & Trust Company, LLC, at (800) 478-5044.

About Ikanos Communications, Inc.
Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the connected home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

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© 2015 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos and the Ikanos logo, the Bandwidth without Boundaries tagline, Fusiv, Ikanos Velocity and Ikanos NodeScale are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Ikanos Media Contact:
Gary Good
Trainer Communications
707-837-1718
Ikanos@trainercomm.com

Investor Relations Contact:
MKR Group, Inc.
Todd Kehrli or Jim Byers
(323) 468-2300
ikan@mkr-group.com